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ASHLAND GLOBAL HOLDINGS INC.

(Name of Registrant as Specified in its Charter)

Cruiser Capital Advisors, LLC
Keith M. Rosenbloom
Cruiser Capital Master Fund LP
Metamorphosis IV LLC
Allen A. Spizzo
William H. Joyce
Patrick E. Gottschalk
Carol S. Eicher

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Cruiser Capital Stockholder Letter Ashland Global Holdings Inc.

A copy of a letter to stockholders is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Important Information

On January 7, 2019, Cruiser Capital Master Fund LP filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “proxy statement”) and WHITE proxy card in connection with the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc. (the “Company”). Cruiser Capital Master Fund LP has nominated four individuals as nominees to the Company’s board of directors and is soliciting votes for the election of those individuals as members of the Company’s board of directors. The individuals that have been nominated are Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher (the “Nominees”). Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed with the SEC by Cruiser Capital Master Fund LP and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.

Participants in Solicitation

The following persons may be deemed to be participants in the planned solicitation from the Company’s stockholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher. The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the Participants and their interests may be found in the proxy statement, as filed with the SEC on January 7, 2019 and incorporated herein by reference.

[The letter follows this cover page.]

Cruiser Capital Issues Letter to Ashland Global Stockholders and Files Definitive Proxy

Deeply Troubled by Significant Corporate Governance Failings at Ashland and Lack of Ownership Mentality among Current Board

Believes Company’s Statements are an Attempt to Obfuscate Underperformance and Strategic Missteps

Concerned by High Levels of Compensation for CEO and Chairman William A. Wulfsohn Despite Company’s Underperformance

Believes Ashland’s Investors Deserve Directors Who Will Constructively Engage with Knowledgeable Stockholders – Such as Dr. Bill Joyce and Allen Spizzo – Who Have Perspectives that Can Improve the Company, Rather than Refusing to Speak to Such Stockholders

Urges Fellow Stockholders to Elevate Ashland – Vote Now on the WHITE Proxy Card to Support Board Nominees who are Industry Experts and Highly Aligned with Stockholders

January 7, 2019

Dear Fellow Ashland Stockholders,

As we have made clear in several public communications, we believe that Ashland faces a number of critical challenges stemming from a series of operational and strategic missteps, and the current Ashland Board of Directors (“Board”) is failing to exercise effective oversight over your investment.

Like you, we only benefit in one way from our Ashland investment: by the performance of Ashland stock. When Ashland is not operating at its full potential we all suffer the same consequences. We have nominated four outstanding candidates for the Ashland Board. Like you, each has invested (directly or indirectly) their own capital in shares of Ashland common stock; collectively they own more stock than all the independent directors combined, and each one individually has purchased more shares than the entire Board over the last 10 years. Our interests – and those of our independent nominees – are fully aligned with yours.

In contrast, based on public filings, Ashland’s current “Independent” Directors have been paid a combined $14 million in Board fees during their tenure. Chairman and CEO William A. Wulfsohn has been paid $43 million over the past four years despite missing operational targets that have been in place for years, and even though Ashland’s total stockholder return (TSR) has underperformed the S&P 500 by over -4.00% from the time he became CEO until 12/31/18. This underperformance is similar using the date of the Company’s final proxy.

As we discuss in more detail later in this letter, Yahoo.com ran an article published by an independent media outlet, CorpGov.com, titled, “The Myth of Ashland’s Superior Shareholder Returns – And What an Actual Investment Would Have Earned,” pointing out that no stockholder could have achieved the returns that Ashland has boasted about – and clarifying that the returns achieved by Ashland stockholders, including insiders and CEO William Wulfsohn, fell below those of the S&P 400 as well as the S&P 500.1

Despite this mediocre performance and high levels of compensation for management and Board members, both the Board and CEO spend millions every year on outside consultants – yet they have repeatedly failed to achieve their operating targets. We note especially from public filings that there has been a lack of urgency to streamline and grow the core business. In short, these factors support our belief that management and the Board have demonstrated a lack of ownership mentality at Ashland.

We believe there are so many reasonable objections and problems with Ashland’s Corporate Governance that one can spend too much time addressing them without getting to the exciting potential of the Company itself.

We believe Ashland is worth substantially more than it is today – and well in excess of $125+ per share. Unfortunately, the Company has consistently traded at a discount to its intrinsic value primarily due to long-standing operational issues including a failure to achieve Ashland Specialty Ingredients (“ASI”) margin targets, excessive cost structure, years of anemic EBITDA growth, and troubled manufacturing and R&D processes. As recently as January 2, 2019, a SunTrust research analyst noted that Ashland trades at “2-3 turn discount to specialty chemical peers.”2

When it comes to effective oversight and maximizing stockholder value, people matter. In November 2017, Ashland publicly thanked Cruiser for its help in recruiting a highly qualified director to its Board.3 The Chairman also committed directly to two of our partners that we would have an opportunity to present to the Ashland Board. In March 2018, Mr. Wulfsohn withdrew this commitment. In July 2018, and many times since (as outlined in our proxy statement), we recommended to Mr. Wulfsohn that Ashland speak with industry leaders Dr. Bill Joyce and Allen Spizzo because they had specific ideas on how to grow Ashland’s profitability without necessarily cutting jobs. We were excited about the prospects of their engagement, particularly because they had purchased shares of Ashland. Both saw, and still see, the potential to improve Ashland’s operations.

Shockingly, for over six months no one from Ashland chose to meet with Dr. Joyce and Mr. Spizzo to hear and thoroughly evaluate their ideas. Dr. Joyce and Allen Spizzo are accomplished, knowledgeable stockholders whose reputations are well known – among their many accomplishments, they were respectively the CEO and CFO Hercules, one of Ashland’s key operating units that Ashland acquired in 2008. Indeed, one director told us explicitly, “no one can ignore Dr. Bill Joyce.” And yet, that is what happened for over six months. Even though Ashland was going through dramatic changes, even though the Company’s sales, marketing, manufacturing, and R&D processes all could be improved, not one member of Ashland’s management team or Board of Directors could make the time to meet with them to hear their plans for improving the Company.

1 “The Myth of Ashland’s Superior Shareholder Returns – And What an Actual Investment Would Have Earned,” Yahoo.com / CorpGov.com, November 28, 2018, https://finance.yahoo.com/news/myth-ashland-superior-shareholder-returns-144503084.html

2 SunTrust analyst note, 01/02/19

3 Ashland press release, 11/28/17. https://investor.ashland.com/news-releases/news-release-details/ashland-nominate-jerome-peribere-new-independent-director-2018.

Unlike the Board itself, we have been encouraged by the outreach from stockholders, and current and past employees thanking us for our involvement. Many are excited that Dr. Bill Joyce and Allen Spizzo have committed their reputation, time, money, and energy to try and help the Company.

It’s Time to Support Stockholders – It’s Time to Enhance the Board

In our view, the Governance and Nominating Committee of the Board bears particular responsibility for employing transparent and unprofessional entrenchment tactics (as outlined below and in our other filings), and failing to thoroughly review director candidates. Directors on this Committee are theoretically charged with maintaining a Board that is independent and responsive to the concerns of all stockholders.

This year, you have the power to effect change at Ashland at the 2019 Annual Meeting of Stockholders (“Annual Meeting”), to be held on February 8, 2019. We have offered you a choice – an alternative slate of highly qualified, independent director nominees who are aligned with you:

•	Dr. Bill Joyce
•	Allen Spizzo
•	Carol Eicher
•	Pat Gottschalk

Please take advantage of this opportunity to make a change. Vote to change the Company for the better to Elevate Ashland. Vote for our director nominees.

We ask that you do what the Board refused to do for many months: speak with or meet these candidates. The Board simply outsourced their responsibility to a third party rather than directly meet, engage and have a productive dialogue with highly qualified nominees. And this third party did not even ask these nominees how they would seek to improve Ashland. Let’s be clear, three of our nominees were CEOs of substantially profitable companies – and all sit on boards of publicly traded chemical companies. Like you, all have invested their money in the Company’s common stock.

We believe stockholders deserve a Board that can help Elevate Ashland, with directors who are aligned with the best interests of all stockholders. As such, we encourage you to vote the WHITE proxy card today.

Below is further detail on what we see as the primary issues and challenges facing Ashland – and why we believe change is desperately needed. Please also visit www.ElevateAshland.com for more information.

Significant Corporate Governance Concerns – Ashland has taken Actions to Suppress Stockholders’ Voices

Despite Ashland’s attempts to argue that they have recently refreshed the Board and have strong corporate governance, we believe the reality is that this is an insular Board that has failed to act in stockholders’ best interests (as outlined here and in our other filings). We worry that a few Board members in key roles on important committees – particularly the Governance and Nominating Committee – have an outsized influence and have hijacked the opportunity for Ashland to add world class executives to the Board that would benefit all stockholders and Ashland employees. In particular, the following actions and corporate structures are concerning to us:

Forcing stockholders to vote without knowing who will serve as the Lead Independent Director following the 2019 Annual Meeting

If “Lead Independent Director” Barry Perry’s retirement is as Ashland states “consistent with Ashland’s director retirement policy,” the vacancy caused by his retirement should not have come as a surprise. The Governance and Nominating Committee easily could have interviewed candidates to replace him over the past year. Why then was there no planned succession for Mr. Perry’s seat?

We believe the truth is that Ashland had no intention of retiring Barry Perry, just as Bill Wulfsohn indicated to us on October 15, 2018. Indeed, in Ashland’s preliminary proxy filing in December it announced it would appoint a new 11th Board member after the 2019 Annual Meeting of Stockholders thereby depriving stockholders of the right to vote for their new “Independent” Director. We believe the Company’s subsequent announcement that they are adding Craig A. Rogerson to their slate of nominees at the Annual Meeting was a purely reactive step in response to Cruiser’s public criticism.

Before voting in this election, all stockholders should ask a few key questions:

1.	Is Michael Ward really an “independent director” after collecting over $3.5 million in Ashland Board fees and serving as a director for 18 consecutive years?

2.	Did Brendan Cummins, the head of the Governance and Nominating Committee really do his job by not preparing for Barry Perry’s retirement? Did he do his job by not making time to ever meet with Dr. Bill Joyce, one of the chemical industry’s foremost executives? Why didn’t William Dempsey, a member of the Committee, independently require the Committee to do its job? Of note, Mr. Dempsey is Chairman of the Board of Hill-Rom Holdings (NYSE: HRC) – so he presumably should be familiar with proper governance protocols.

3.	Should Bill Wulfsohn hold both the Chairman and CEO jobs? The CEO is supposed to report to the Board. Ashland has implemented a complicated system to obfuscate accountability. We believe the roles should be simplified for optimal governance and operation.

4.	Do any of these four individuals deserve to be re-elected to the Ashland Board of Directors for 2019?

In our view, the Governance and Nominating Committee of the Board bears particular responsibility for employing these entrenchment tactics and failing to thoroughly review director candidates. Michael Ward, Brendan Cummins and William G. Dempsey serve on that Committee. It is our belief that had the Company had an independent Chairman, the Board would have taken the time to independently evaluate many of the claims made by management before they were publicly addressed.

The last question stockholders should ask is, “Do you want accomplished executives, who have studied Ashland enough to buy the stock with their own funds in the Board room to help guide the Company?”

Read their bios. Appreciate their motivation. We believe you will want to Vote for them on the White Card.

Failing to adhere to their own corporate guidelines

Ashland notes that on December 4, 2018 they amended their corporate guidelines to provide that the Chairs of its Compensation Committee and Governance and Nominating Committee shall rotate at least once every four years. Unfortunately, Ashland has a history of ignoring its own Corporate Guidelines.

Ashland’s Corporate Guidelines already have an established policy that the Lead Independent Director may serve no more than three years, provided the Board may extend the term of the Lead Independent Director in its discretion. This is the Board’s most important position and it should be rotated to allow for fresh perspectives to Ashland’s Board. Yet, Barry Perry has served as Lead Independent Director since 2010, despite this already established three-year limitation.

How “refreshed” is this Board if they do not have any other qualified members to serve as Lead Independent Director in the past eight years?

We note that even this cursory change to the corporate guidelines came only after Cruiser’s public letters and preliminary proxy filing in this contested election.

Combined Chairman and CEO roles – that is supposed to be balanced by a “Lead Independent Director”

Ashland justifies the combination of the Chairman and CEO roles due to the balance theoretically provided by a Lead Independent Director. We question how “balanced” that is when there is no change in the Lead Independent Director for eight years, especially considering that this is the Director who lead the process in the selection of the current CEO, and that same Director is the chair of the Compensation Committee which has paid the Chairman and CEO $43 million dollars over the past four years – despite very little growth or margin improvement in the core business over those four years (as we laid out in our last letter, available at this link).

Unfortunately, in our view these actions are part of a consistent pattern of Ashland’s Board limiting stockholders rights. More, not less, stockholder input on its representatives and strategic direction of the Company is beneficial to all stockholders.

Lack of stockholder access – Director guidelines prevent “Independent” Directors from meeting with stockholders without the direction of management

Clearly directors have a fiduciary duty to represent the best interests of all stockholders in the boardroom. How can they effectively do this without making themselves available to listen to the concerns of knowledgeable stockholders?

We Believe Ashland’s Statements Obfuscate Its Underperformance

Ashland’s leadership and Board have crafted a narrative that operational performance is great, the Company is making necessary decisions on their own, management has generated hundreds of millions of savings from previous cost reductions, the Board already has best corporate governance practices in place, and no change is needed.

Ashland substantiates its actions and purported narrative of excellence largely by standing behind its TSR and the “refreshed” nature of the Board.

However, this narrative of “excellence” is, we believe, an attempt to mask the reality of the Company’s underperformance. We have highlighted a number of these unsupportable claims below:

•	ASH Claim: On October 25th, and again on November 7th, and again on November 19th, Ashland’s Board claimed, in various forms, that Ashland’s TSR has outperformed and “the company’s three-year total stockholder return is 43.4% compared to 30.3% for the S&P 400, and the company’s five-year total stockholder return is 73.6% compared to 49.7% for the S&P 400, as of October 24, 2018.”[4]

o	Reality: On November 28, 2018 CorpGov.com wrote an article (posted on Yahoo.com) entitled “The Myth of Ashland’s Superior Shareholder Returns – And What an Actual Investment Would Have Earned” revealing that no stockholder could have achieved the returns that Ashland has stated. In fact the article noted that Ashland’s TSR was: “…. still short of the S&P 400 return of 49.7% and well below the return of 68.04% in the S&P 500 (the latter index is worthy of mention because the Company said about a year ago it was utilizing the S&P 500 as its peer performance group for compensation purposes).” The article can be found here.
o	The article also notes the following important points:

▪  “Given that Ashland’s returns may not be as impressive as they initially appear, it could be more difficult for the company to brush off criticism from an activist shareholder. It is particularly surprising that the company declined to speak to Dr. Joyce, the former CEO of Union Carbide, now a unit of DowDuPont. Dr. Joyce was also the CEO of Hercules, which Ashland acquired in 2008. Ashland has also declined to speak to Mr. Spizzo, former CFO of Hercules, who is on the board of specialty chemical company Ferro Corp.

Ignoring potential input from Messrs. Spizzo and Joyce is troubling because the assets of Hercules now comprise a significant part of Ashland. And that business division, Ashland Specialty Ingredients (ASI), has struggled for the last several years. ASI’s adjusted Ebitda margin target of 25% to 27% has been in place since at least 2014 – just before Mr. Wulfsohn took the helm as CEO. But the unit’s margin has held well below that level from 23.3% in 2015 to 23.2% in 2018. Growth in adjusted Ebitda has also been sluggish over that timeframe.”

o	The stark reality is that Ashland’s TSR has underperformed the S&P 500 during Bill Wulfsohn’s tenure as CEO- even with the benefit of Ashland’s skewed TSR results as a result of the Valvoline spin.
o	It is worth considering that the TSR of Carpenter Technology (NYSE: CRS) also underperformed the market during Bill Wulfsohn’s tenure as CEO there. Virtually every institutional investor we have spoken with acknowledges these facts and does not understand how the Company can argue otherwise.

Bill Wulfsohn TSR as CEO:
TSR at Ashland & Carpenter Technology vs. SPY

	ASH	SPY	Relative Performance
Ashland Tenure (12/31/14-12/31/18)	28%	32%	(4%)

	CRS	SPY
Carpenter Tenure (7/1/10-11/14/14)	69%	117%	(48%)

4 Ashland press release, 10/25/18. https://investor.ashland.com/news-releases/news-release-details/ashland-issues-statement-regarding-director-nominations.

•	ASH Claim: “Over the last ten years, the team has executed on seven restructuring programs . . . and delivered more than $750 million of savings in the process.”[5]

o	Reality: Ashland reported consolidated EBITDA of $683 million in fiscal 2018- nearly $70 million less than the purported “cost savings” alone. Even when factoring in divested assets these numbers do not add up. Either Ashland did not achieve cost savings they have claimed to have achieved or there has been significant decline in the core business.

•	ASH Claim: Chairman and CEO Bill Wulfsohn has recently tried to reset the date of when he promised to deliver ASI operating margin targets of 25-27%. He has stated numerous times in the past five months that the Company is “delivering on the financial targets for fiscal 2018-2021 presented at the Company’s Investor Day in 2017”[6]; and the “outlook for fiscal 2019 reflects continued progress toward the long-term financial targets shared at our Investor Day last year.”[7]

o	Reality: Ashland under Bill Wulfsohn stated those targets at its analyst day in May 2015. This is a confusing attempt to reset the starting point to the 2017 Analyst Day, and ignore that Ashland’s primary target of achieving ASI margins of 25%-27% has been in place for well over 4 years – significantly predating the 2017 Analyst Day.

•	ASH Claim: “The Governance and Nominating Committee will review all director candidates in accordance with its charter and Ashland’s corporate governance guidelines.”[8]

o	Reality: We believe the Committee’s decision not to speak to any of the four Cruiser nominees violates the Governance and Nominating Committee Charter. The Charter calls for directors to “possess an inquisitive and objective nature, practical wisdom and mature judgement” and to “Identify Board members qualified to fill any vacancies on a committee of the Board.”[9] Only by meeting and speaking in person can the Committee assess these qualities, a fact the Company understood when it spoke in person with Mr. Jerome A. Peribere, two other candidates Cruiser proposed in 2017 and recently with Mr. Craig Rogerson. Unfortunately, Ashland failed to exercise the same level of diligence with our nominees in this contest.

•	ASH Claim: Cruiser is primarily interested in accelerating cost cuts, implying that Cruiser wants Ashland employees to be fired.[10]

o	Reality: Cruiser explicitly wrote to Ashland’s Board of Directors on July 16, 2018 stating that the “opportunities to grow revenues and to reduce expenses (without necessarily reducing headcount) are ripe.” Cruiser also noted that it had other concerns and ideas to

5 Ashland 3Q18 earnings call, 08/01/18

6 Ashland press release, 10/25/18. https://investor.ashland.com/news-releases/news-release-details/ashland-issues-statement-regarding-director-nominations

7 Ashland press release, 11/06/18. https://www.sec.gov/Archives/edgar/data/1674862/000156459018027509/ash-ex991_6.htm

8 Ashland press release, 10/25/18. https://investor.ashland.com/news-releases/news-release-details/ashland-issues-statement-regarding-director-nominations

9 Ashland Governance & Nominating Committee, 01/25/18. https://investor.ashland.com/committee-details/governance-nominating

10 Ashland letter to employees, 11/28/18. https://www.sec.gov/Archives/edgar/data/1674862/000095015718001176/ex1.htm discuss, including thoughts on improving growth and margins that it would like to share with the Board.11

•	ASH Claim: “Mr. Rogerson is now the third director recommended by shareholders that Ashland has nominated over the past five years.”[12]

o	Reality: There is currently only one director on the Board that has been nominated by stockholders: Jerome Peribere. If elected, Mr. Rogerson would be the second. Ashland’s statement gives an impression that there are already two Board members currently on the Board nominated by stockholders. This is not true. The other previous Board member was nominated five years ago and left the Ashland Board years ago to join the Board of Valvoline.

New Voices – Including Operators and Strategic Leaders with Proven Sector Experience and Success – are Needed on the Ashland Board to Represent All Stockholders

We believe Dr. Bill Joyce, Mr. Allen Spizzo, Mr. Pat Gottschalk, and Ms. Carol Eicher are fully aligned with stockholders. In addition, they are industry experts, have driven stockholder value creation at other chemical companies, and are incentivized to see Ashland succeed.

To appreciate the quality of these candidates, here are summaries of their biographies:

•	Dr. Bill Joyce is one of the foremost minds in specialty chemicals. Bill was the CEO of Union Carbide, Nalco Holding Co., and currently sits on the Board of Hexion Inc., which is controlled by one of the world’s most sophisticated private equity firms. Additionally, as you know well, he is the former CEO of Hercules, Inc. – which is today one of Ashland’s largest contributors to EBITDA. Most recently he acted as a Consultant to the CEO and Advisor to the Board at the chemical company A. Schulman, Inc., where the CEO publicly lauded his work during 2018.

•	Allen Spizzo is a highly respected operating and finance executive with material experience in specialty chemicals. Allen is a former executive and CFO of Hercules, Inc. where he worked in various leadership capacities for over 15 years. As you know, Hercules is a key asset of, and EBITDA contributor to, today’s Ashland Specialty Ingredients business. He is currently a director of Ferro Corp (NYSE:FOE), a leading specialty coatings business, where he is Chair of the Compensation Committee and serves on the Audit Committee. He also served on the Boards of public chemical companies A. Schulman (SHLM) and OM Group (OMG).

•	Carol S. Eicher is a highly respected operating and marketing executive with material experience in specialty chemicals. Carol was most recently the President and Chief Executive Officer of Innocor, Inc. where she led its integration, growth and ultimate sale, generating a >4x return for her investors. Ms. Eicher brings 30 years of manufacturing, commercial and executive leadership experience in the chemical industry, having had senior leadership positions at Dow Chemical (NYSE:DWDP), Rohm and Hass, Ashland Chemical Company, and E.I. DuPont de Nemours (NYSE:DD-B). She currently serves as a director at Tennant (NYSE:TNC) where she chairs the

11 Cruiser Capital preliminary proxy statement, 12/07/18, https://www.sec.gov/Archives/edgar/data/1674862/000089706918000634/cmw20.htm

12 Ashland letter to stockholders, 01/02/19. https://www.sec.gov/Archives/edgar/data/1674862/000095015719000008/ex1.htm

Governance Committee; is a director at Aurora Plastics where she serves on the Audit Committee; and, is a former director of A. Schulman (SHLM) prior to its sale to LyondellBasell Industries (NYSE:LYB) in August 2018.

•	Pat Gottschalk is a highly respected operating executive with extensive specialty chemical experience. Pat is the former Chairman and CEO of Union Carbide and has also served as President of Dow’s multi-billion dollar coatings, monomers and plastic additives business. He has more than 30 years of experience as a global business leader and is currently a director of Superior Plus Corporation (TSX:SPB).

These nominees would, in our view, bring extremely valuable perspectives and expertise to the Company.

Elevate Ashland – Support Cruiser’s Nominees who are Aligned with ALL Stockholders

Vote on the WHITE proxy card TODAY!

Visit www.ElevateAshland.com for more information

We urge you not to return any blue proxy card you receive from the Company. If you have already sent a blue proxy card furnished by Company management or the Board or have otherwise submitted a proxy using one of the methods described in the Ashland Global Proxy Statement, you may revoke that proxy and vote on each of the proposals described in the enclosed Stockholder Nominees for New Directors of Ashland Proxy Statement by signing, dating and returning the enclosed WHITE proxy card.

We believe the stockholders of Ashland are entitled to a say in determining how the Company should be operated. We also believe investors should be allowed to vote for each Director independently at every election. Contact Okapi Partners LLC at (888) 785-6617 for any assistance in voting your shares.

We are in this together as stockholders, with a common objective – to Elevate Ashland and increase its value. We believe there is a tremendous opportunity at Ashland and that our nominees will only help Ashland unleash the power and potential of Ashland’s strategic franchise.

Feel free to call us directly if you have suggestions or desire to discuss ways way to improve Ashland.

Sincerely,

Cruiser Capital Advisors

Keith M. Rosenbloom

Charlie J. Rose

David E. Hansen

Investor Contact:

Bruce Goldfarb / Jason Alexander

Okapi Partners LLC

212-297-0720

ElevateAshland@okapipartners.com

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About Cruiser Capital Advisors

Cruiser Capital Advisors, LLC is an investment management firm that concentrates its investments in companies it believes trade at public market values substantially different from intrinsic value. Cruiser often utilizes a constructivist approach to collaborate with management teams to help drive stockholder value. Cruiser may be contacted at Info@Cruisercap.com.

Publicly Available Information

The financial and performance information provided in the press release and letter is based on publicly available data and information reported by Ashland. Cruiser does not warrant the data and information reported by Ashland. Cruiser cannot and does not guarantee the accuracy, validity, timeliness or completeness of any data or information or data reported by Ashland. None of the information contained in the press release and letter constitutes a recommendation, solicitation or offer to buy or sell any securities of Ashland.

Important Information

On January 7, 2019, Cruiser Capital Master Fund LP filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “proxy statement”) and WHITE proxy card in connection with the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc. (the “Company”). Cruiser Capital Master Fund LP has nominated four individuals as nominees to the Company’s board of directors and is soliciting votes for the election of those individuals as members of the Company’s board of directors. The individuals that have been nominated are Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher (the “Nominees”). Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed with the SEC by Cruiser Capital Master Fund LP and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.

Participants in Solicitation

The following persons may be deemed to be participants in the planned solicitation from the Company’s stockholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis IV LLC, Allen A. Spizzo, William H. Joyce, Patrick E. Gottschalk and Carol S. Eicher. The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the Participants and their interests may be found in the proxy statement, as filed with the SEC on January 7, 2019 and incorporated herein by reference.

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Elevate Ashland

Support Cruiser’s Nominees who are Aligned with ALL Stockholders

Vote on the WHITE Proxy Card TODAY!

Visit www.ElevateAshland.com for more information

For Assistance in Voting your WHITE Proxy Card, Please Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

(212) 297-0720

Stockholders and All Others Call Toll-Free: (888) 785-6617

Email: ElevateAshland@okapipartners.com